Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 928-0700
Jonathan H. Downing
Chief Financial Officer
(415) 928-0700

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Sheryl Seapy
(415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $19.8 MILLION
FOR THE FIRST QUARTER OF 2004

•         Net Income Increases by 42.3%
•          Core Deposits Increase by 23.2% Annualized
•          Company Generates $503.4 Million of New Loan Commitments
•          Loan Pipeline Increases to Approximately $1 Billion
•          Credit Quality Remains Strong With a Nonperforming Asset Ratio of 0.11%
•          Net Interest Margin Expands to 3.74%

     SAN FRANCISCO, April 15, 2004 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported record net income of $19.8 million for the first quarter ended March 31, 2004. This is an increase of 42.3%, compared with net income of $13.9 million for the quarter ended March 31, 2003. The diluted earnings per common share on a post-split basis were $0.42 for the first quarter of 2004, compared with $0.32 for the corresponding period of 2003.

First quarter of 2004 highlights include:

     Revenue Growth:

•	Revenue growth of $13.4 million, or 31.1%, for the first quarter of 2004, compared with the corresponding quarter of 2003.

•	Net interest margin expansion to 3.74% for the first quarter of 2004, an increase of 12 basis points from the preceding quarter.

•	Noninterest income growth of $3.1 million for the first quarter of 2004, compared with the first quarter of 2003, reflecting an increase in commercial banking fees and gains on sale of SBA loans and securities.

     Deposits:

•	Core deposit growth of $110.9 million for the first quarter of 2004, or 23.2% annualized.

•	Certificate of Deposit (“CD”) growth of $117.2 million in the first quarter of 2004, or 18.2% annualized.

     Loan Growth:

•	New loan commitments increased by 48.0% to $503.4 million for the first quarter of 2004, compared with loan commitments of $340.2 million for the first quarter of 2003. This increase reflects the expansion of the Company’s franchise through continued market penetration in California and the establishment of a full-service branch in Hong Kong.

•	Total loan growth of $159.9 million for the first quarter of 2004, or 16.9% annualized, before internal securitization of $98.5 million of multifamily loans.

     Asset Quality:

•	Nonperforming asset ratio of 0.11% at quarter end.

•	Net loan charge-offs of $733,000 for the first quarter of 2004, or 0.08% annualized, compared with net loan charge-offs of $128,000 in the first quarter of 2003, or 0.02% annualized.

     As a result of the strong performance in the first quarter of 2004, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended March 31, 2004 was 1.42%, and the annualized return on average equity (“ROE”) ratio was 18.45%. The ROA and ROE for the first quarter of 2003 were 1.16% and 19.22%, respectively. The efficiency ratio was 40.45% for the first quarter of 2004, compared with 46.03% for the corresponding period of the previous year.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance in the first quarter of 2004. Our consistent and continuing earnings growth reflects the dedication of our employees in the successful implementation of our strategic business plan.

     “During the quarter, we achieved exceptional loan and deposit growth. Our strong loan originations, all of which were organic, as well as the significant growth in core deposits were the key drivers of our revenue growth this quarter. Core deposits increased by $110.9 million during the quarter as we established new customer relationships and made further incursions into our niche market. Similarly, we are pleased with the strong momentum of our loan growth as reflected in the strong pipeline following a strong origination quarter.

     “By adhering to our conservative underwriting criteria, we have achieved a nonperforming asset ratio below 0.25% for the twentieth consecutive quarter, which reflects the high credit quality of our loan portfolio. We remain confident that we will achieve our goals for 2004; therefore, we are increasing our earnings guidance to a range of $1.69 to $1.72 for the year from our previous guidance of $1.66,” concluded Mr. Wu.

     Net Income and Net Interest Income

     Net income increased by 42.3% to $19.8 million for the quarter ended March 31, 2004, compared with $13.9 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the first quarter of 2004 increased by $10.2 million, or 26.1%, to $49.5 million, compared with $39.3 million in the same period of 2003. This increase was primarily due to an $822.5 million increase in the average balance of interest-earning assets. The net interest margin increased to 3.74% for the quarter ended March 31, 2004, from 3.48% for the corresponding quarter of 2003 and from 3.62% for the quarter ended December 31, 2003. The increased net interest margin reflects the favorable impact of increasing loans while increasing core deposits to lower the Bank’s funding cost.

     Noninterest Income

     Noninterest income increased by $3.1 million, or 84.7%, to $6.9 million for the quarter ended March 31, 2004, compared with $3.7 million for the corresponding quarter of 2003. This increase was primarily the result of gains on sale of loans and securities and increases in commercial banking fees. Commercial banking fees increased 11.3% to $1.7 million for the first quarter of 2004, from $1.5 million for the corresponding quarter of 2003, primarily as a result of increased commercial banking activities. Gains on sale of loans and securities increased by 182.3% to $4.4 million in the first quarter of 2004, from $1.5 million in the corresponding quarter of 2003. Included in the gains on sale for the quarter ended March 31, 2004 was $3.9 million from the sale of securities, compared with $1.0 million gain from the sale of securities for the first quarter of 2003.

     Noninterest Expense

     Noninterest expense for the first quarter of 2004 increased by 15.2% to $22.8 million from $19.8 million for the corresponding quarter of 2003, primarily as a result of increased personnel expense. In the first quarter of 2004, personnel expense increased 16.1% to $12.9 million from $11.1 million for the first quarter 2003. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business and from the acquisition of First Continental Bank (“FCB”) in July 2003. Miscellaneous expense increased to $3.8 million for the first quarter of 2004, compared with $2.9 million for the first quarter of 2003, an increase of $843,000, or 28.8%. The increase reflects increased advertising campaigns in the first quarter of 2004 and increased software amortization resulting from the installation of new software to support the expansion of the Bank.

     Deposits

     Core deposits increased $110.9 million, or 23.2% annualized, during the first quarter of 2004. CDs increased by $117.2 million, or 18.2% annualized, during the quarter. Total deposits increased to $4.71 billion at March 31, 2004, compared with $4.48 billion at December 31, 2003, an increase of $228.0 million, or 20.3% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended March 31, 2004, decreased to 1.30% from 1.41% for the three months ended December 31, 2003, as a result of the increase in core deposits.

     Loan Growth

     Loans increased at an annualized rate of 6.5% during the quarter to $3.85 billion at March 31, 2004. During the first quarter, the Bank also securitized $98.5 million of multifamily loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than multifamily loans. Prior to the securitization, loan growth was $159.9 million for the quarter, or 16.9% annualized.

     As a result of the Bank’s continued focus on commercial lending activities and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.52 billion at March 31, 2004. This represents an increase of $35.0 million, or 4.0% annualized. Commercial loan growth prior to the multifamily securitization was $133.5 million, or 15.3% annualized.

     New loan commitments of $503.4 million for the quarter ended March 31, 2004, were comprised of $456.8 million of commercial loans and $46.6 million of consumer loans. Commercial real estate loan originations increased 45.4% to $142.8 million in the first quarter of 2004 from $98.2 million in the first quarter of 2003. Multifamily loan originations were $155.0 million for the first quarter of 2004, an increase of $40.4 million, or 35.3%, from $114.6 million of multifamily loan originations in the first quarter of 2003. Commercial business loan commitments of $102.0 million in the first quarter of 2004 increased by $58.8 million, or 136.0%, compared with the first quarter of 2003. Construction commitments of $56.9 million in the first quarter of 2004 increased by $13.3 million, or 30.5%, compared with the first quarter of 2003.

     Credit Quality

     Total nonperforming assets as of March 31, 2004 were $6.5 million, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $733,000 for the quarter ended March 31, 2004, compared with net loan charge-offs of $128,000 for the corresponding quarter of the prior year. Annualized net loan charge-offs for the first quarter of 2004 were 0.08%, compared with 0.02% for the corresponding quarter of 2003. The ratio of allowance for loan losses was 1.62% at March 31, 2004, compared with 1.61% at December 31, 2003. The allowance for loan losses was $62.3 million at March 31, 2004, compared with $60.9 million at December 31, 2003. The increase in the allowance for loan losses reflects the growth in the loan portfolio and the increase in commercial loans during the first quarter of 2004. The Company provided $2.2 million for loan losses in the first quarter of 2004, compared with $1.0 million in the first quarter of 2003.

     Securities

     The securities portfolio was $1.51 billion at March 31, 2004, consistent with December 31, 2003. Prior to the internal securitization, the securities portfolio was $1.42 billion at March 31, 2004, a decrease of $89.8 million, or 6.0% from $1.51 billion at December 31, 2003.

     During the quarter, market interest rates unexpectedly declined. In continuing our diligent management of the securities portfolio, we protected the Company from securities extension and prepayment risk by continuing the securities restructuring strategy we had adopted in the second quarter of 2003. This strategy entailed the sale of securities that had the highest exposure to prepayment and extension risk and the purchase of shorter-dated securities with reduced prepayment and extension risk.

     At this time, we do not anticipate significant securities sales during the remainder of 2004; however, the Company will continue to actively manage its securities portfolio to optimize the yield and to mitigate the interest rate risk of the portfolio.

     Income Taxes

     The effective tax rate for the first quarter ended March 31, 2004, was 36.9%, compared with 37.3% for the corresponding period of 2003.

     Capital

     Stockholders’ equity increased 7.0% to $443.5 million at March 31, 2004, from $414.5 million at December 31, 2003. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.13% at March 31, 2004, as compared with 7.86% at December 31, 2003. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     First Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, April 16, 2004, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter of 2004, as well as its outlook for the second quarter of 2004. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 41 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, a branch in Brooklyn, New York, and a branch in Hong Kong. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. The Bank maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese, with certain sections in Spanish. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import, constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB operates; demographic changes; the ability of UCBH and UCB to assimilate its recent acquisitions and to achieve projected earnings; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

####
(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At March 31,	At December 31,
	2004	2003
	(unaudited)
Assets
Cash and due from banks	$92,906	$76,786
Federal funds sold	38,000	—
Investment and mortgage-backed securities available for sale, at fair value	1,201,615	1,221,070
Investment and mortgage-backed securities, at cost (fair value $318,514 at March 31, 2004 and $287,273 at December 31, 2003)	312,803	284,712
Federal Home Loan Bank stock and other equity securities	42,947	41,316
Loans	3,853,049	3,791,643
Allowance for loan losses	(62,304)	(60,863)

Net loans	3,790,745	3,730,780

Accrued interest receivable	22,208	21,756
Premises and equipment, net	85,056	84,145
Goodwill	87,437	87,437
Intangible assets	10,878	11,111
Other assets	34,274	26,077

Total assets	$5,718,869	$5,585,190

Liabilities
Noninterest-bearing deposits	$359,576	$324,615
Interest-bearing deposits	4,351,964	4,158,906

Total deposits	4,711,540	4,483,521

Borrowings	370,303	505,542
Subordinated debentures	136,000	136,000
Accrued interest payable	9,400	8,346
Other liabilities	48,174	37,315

Total liabilities	5,275,417	5,170,724

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 shares at March 31, 2004 and at December 31, 2003, shares issued and outstanding 45,128,030 at March 31, 2004 and 45,038,378 at December 31, 2003	451	450
Additional paid-in capital	210,476	208,990
Accumulated other comprehensive income (loss)	6,244	(3,245)
Retained earnings-substantially restricted	226,281	208,271

Total stockholders’ equity	443,452	414,466

Total liabilities and stockholders’ equity	$5,718,869	$5,585,190

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended
	March 31, 2004	March 31, 2003
Interest income:
Loans	$52,894	$44,174
Funds sold and securities purchased under agreements to resell	14	8
Investment and mortgage-backed securities	17,408	18,600

Total interest income	70,316	62,782

Interest expense:
Deposits	14,746	17,891
Short-term borrowings	606	212
Subordinated debentures	1,953	2,009
Long-term borrowings	3,471	3,371

Total interest expense	20,776	23,483

Net interest income	49,540	39,299
Provision for loan losses	2,174	990

Net interest income after provision for loan losses	47,366	38,309

Noninterest income:
Commercial banking fees	1,725	1,549
Service charges on deposits	616	507
Gain on sale of loans and securities	4,372	1,549
Miscellaneous income	144	107

Total noninterest income	6,857	3,712

Noninterest expense:
Personnel	12,915	11,125
Occupancy	1,546	1,191
Data processing	1,294	1,121
Furniture and equipment	1,029	767
Professional fees and contracted services	1,523	1,665
Deposit insurance	205	164
Communication	296	239
Intangible amortization	233	595
Miscellaneous expense	3,773	2,933

Total noninterest expense	22,814	19,800

Income before taxes	31,409	22,221
Income tax expense	11,590	8,293

Net income	$19,819	$13,928

Average common and common equivalent shares outstanding, basic	45,099,594	42,075,342
Average common and common equivalent shares outstanding, diluted	47,483,119	44,046,232
Basic earnings per share	$0.44	$0.33
Diluted earnings per share	0.42	0.32

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three months ended March 31,
	2004	2003
Profitability measures:
ROA	1.42%	1.16%
ROE	18.45%	19.22%
Noninterest expense / average assets	1.63%	1.65%
Efficiency ratio	40.45%	46.03%
Net interest spread (1)	3.54%	3.28%
Net interest margin (1)	3.74%	3.48%
Diluted earnings per share	$0.42	$0.32
Average cost of deposits during the period	1.30%	1.79%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$142,836	$98,244
Secured by real estate-multifamily	155,014	114,569
Construction	56,945	43,632
Commercial business	102,013	43,229

	456,808	299,674

Consumer:
Residential mortgage (one to four family)	37,746	31,919
Other	8,895	8,591

	46,641	40,510

Total new loan commitments	$503,449	$340,184

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	For the three months ended,
	March 31, 2004	March 31, 2003
AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,692,240	$1,281,482
Secured by real estate-multifamily	1,198,991	940,515
Construction	301,134	222,665
Commercial business	320,845	262,498

	3,513,210	2,707,160

Consumer:
Residential mortgage (one to four family)	281,489	311,717
Other	46,744	48,316

	328,233	360,033

Total loans	$3,841,443	$3,067,193

Investment securities	$1,589,275	$1,541,838
Earning assets	$5,434,095	$4,611,636
Assets	$5,599,286	$4,811,355
Deposits
Noninterest-bearing	$337,139	$256,642
NOW and money market accounts	739,857	554,027
Savings accounts	874,338	705,172
Time deposits	2,585,750	2,477,917

Total deposits	$4,537,084	$3,993,758

Borrowings	$457,845	$329,905
Interest-bearing liabilities	$4,793,790	$4,203,021
Equity	$429,567	$289,865

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At March 31, 2004	At December 31, 2003
SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,746,960	$1,724,179
Secured by real estate-multifamily	1,164,552	1,162,565
Construction	275,774	293,875
Commercial business	330,531	302,159

	3,517,817	3,482,778

Consumer:
Residential mortgage (one to four family)	300,502	274,392
Other	42,556	43,117

	343,058	317,509

Gross loans	3,860,875	3,800,287
Net deferred loan fees	(7,826)	(8,644)

Loans	$3,853,049	$3,791,643

Nonperforming loans	$6,529	$5,857
OREO	—	—
Loan delinquency ratio	0.56%	0.86%
Nonperforming assets to total assets	0.11%	0.10%
Nonperforming loans to total loans	0.17%	0.15%
Allowance for loan losses to nonperforming loans	954.27%	1039.15%
Allowance for loan losses to total loans	1.62%	1.61%
Loan-to-deposit ratio	81.78%	84.57%
Selected deposit data:
Demand deposits and NOW accounts	$1,138,827	$1,026,047
Savings account balances	882,145	884,064
Time deposit balances	2,690,568	2,573,410

Total deposit balances	$4,711,540	$4,483,521

Cost of deposits at quarter end	1.33%	1.33%
Selected equity data:
Total shareholders’ equity	$443,452	$414,466
Tier 1 risk-based capital ratio (Bank)	11.40%	10.92%
Total risk-based capital ratio (Bank)	12.65%	12.18%
Tier 1 leverage ratio (Bank)	8.13%	7.86%
Book value per share	$9.83	$9.20